Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

The following table presents selected financial information of the Company and its subsidiaries. The financial information has been derived from the consolidated balance sheets and consolidated statements of operations.

The following financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K.

	Years Ended December 31,
(amounts in thousands, except per share amounts)	2011	2010	2009	2008	2007
				(unaudited)
Operating Data:
Total revenues	$171,190	$133,763	$125,680	$115,315	$110,464

(Loss) income from continuing operations	$(1,499)	$(9,037)	$5,324	$2,925	$(4,916)
(Loss) income from discontinued operations	(7,253)	(2,638)	(1,268)	17,216	3,730

Net (loss) income	(8,752)	(11,675)	4,056	20,141	(1,186)
Less: Net loss (income) attributable to noncontrolling interests	688	232	(124)	(615)	36

Net (loss) income attributable to First Potomac Realty Trust	(8,064)	(11,443)	3,932	19,526	(1,150)

Less: Dividends on preferred shares	(8,467)	—	—	—	—

Net (loss) income attributable to common shareholders	$(16,531)	$(11,443)	$3,932	$19,526	$(1,150)

Basic and diluted earnings per share:
(Loss) income from continuing operations	$(0.21)	$(0.26)	$0.16	$0.10	$(0.21)
(Loss) income from discontinued operations	(0.14)	(0.07)	(0.04)	0.67	0.15

Net (loss) income	$(0.35)	$(0.33)	$0.12	$0.77	$(0.06)

Cash dividends declared and paid per common share	$0.80	$0.80	$0.94	$1.36	$1.36

	At December 31,
(amounts in thousands)	2011	2010	2009	2008	2007
Balance Sheet Data:
Total assets	$1,739,752	$1,396,682	$1,071,173	$1,080,249	$1,052,299

Debt	945,023	725,032	645,081	653,781	669,658

Series A Preferred Shares	115,000	—	—	—	—